Exhibit 99

VF Announces Record Third Quarter Results, Boosts Dividend And Raises Guidance

  Total revenues up 23%, with organic growth of 16%
  Adjusted EPS rises 29% to $2.87, including $.25 accretion from Timberland acquisition ($2.69 and $.07 on a GAAP basis)
  2011 guidance raised: total revenues expected to rise 22 to 23%, with organic revenue growth of approximately 13.5%
  Full year adjusted EPS expected to reach approximately $8.15, including $.55 accretion from Timberland ($7.90 and $.30 on a GAAP basis)
  Raising quarterly dividend by 14% to $.72 per share, marking 39th consecutive year of higher dividend payments to shareholders

GREENSBORO, N.C.--(BUSINESS WIRE)--October 24, 2011--Information regarding VF’s third quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release.

VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the third quarter of 2011. All per share amounts are presented on a diluted basis.

The discussions in this release refer to adjusted amounts that exclude costs incurred in connection with the acquisition of The Timberland Company which are described under the heading “Adjusted Amounts – Excluding Timberland acquisition-related expenses.” Reconciliations of GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release and identify and quantify all excluded items.

Third Quarter Results Summary

Revenues rose 23% to $2,750.1 million from $2,232.4 million in 2010. The acquisition of The Timberland Company (“Timberland”), which was completed on September 13, added $163.6 million to revenues. Excluding Timberland, organic revenue growth in the quarter was 16%. All VF coalitions achieved strong revenue gains: Outdoor & Action Sports revenues, which now include the Timberland® and Smartwool® brands, grew 37%; Jeanswear revenues rose 8%; Imagewear revenues increased 14%; Sportswear revenues grew 18%; and Contemporary Brands revenues were up 11%.

Gross margin declined, as anticipated, to 45.3% from 46.5% in the 2010 period, reflecting the impact of higher product costs. Operating income of $430.1 million included a net benefit from the Timberland acquisition of $13.5 million, which included acquisition-related expenses of $26.6 million. Operating margin was 15.6% compared with 15.9% in the 2010 period, with acquisition-related expenses negatively impacting operating margin by approximately 100 basis points. On an organic basis, the third quarter operating margin increased to 16.1% from 15.9%.

Net income grew 24% to $300.7 million from $242.8 million, while earnings per share increased 21% to $2.69 from $2.22. Adjusted earnings per share were $2.87, an increase of 29% over 2010 levels. The Timberland acquisition was accretive to adjusted earnings by $.25 per share in the quarter. On an organic basis, earnings per share grew 18% to $2.62. Foreign currency translation benefitted earnings by $.10 per share in the quarter.

Nine Months Results Summary

Revenues increased 17% to $6,549.0 million from $5,576.4 million in 2010, with strong growth in every coalition. The Timberland acquisition accounted for three percentage points, or $163.6 million, of the revenue growth in the period.

Net income and earnings per share each increased by 22%, to $630.8 million and $5.69. Adjusted earnings per share were $5.89, an increase of 26% over 2010 levels. Earnings per share in the period also benefitted by $.11 in special items reported in the first quarter, $.07 from a gain on a facility closure reflected in second quarter earnings, and $.14 due to foreign currency translation.

“The strength of VF’s diversified brand portfolio has never been more evident,” said Eric Wiseman, Chairman and Chief Executive Officer. “These results – in this environment – clearly demonstrate that VF has the right brands and strategies for strong and sustainable long-term growth. Our businesses continue to post healthy and very profitable organic growth, and the acquisition of Timberland further strengthens our portfolio with the addition of two outstanding outdoor brands.”

Third Quarter Business Review

Outdoor & Action Sports: Outdoor & Action Sports continued its momentum, achieving record revenues and operating income in the quarter. Total glo bal revenues rose 37%, reflecting strong organic growth of 22% and the addition of the Timberland® and Smartwool® brands, which contributed $163.6 million to revenues. Organic growth in the coalition’s Americas and international businesses continued at double-digit rates, rising 13% and 38% respectively. On a constant currency basis, organic revenue growth internationally was 28%.

Most Outdoor & Action Sports brands achieved double-digit growth in the quarter, with the two largest brands –The North Face® and Vans® – achieving global revenue growth of 22% and 25%, respectively. Growth for both brands was well-balanced, with strong gains achieved across their wholesale, direct-to-consumer, domestic and international platforms. Our Kipling® and Napapijri® businesses continue to deliver exceptionally strong performance, with revenues up 30% and 23%, respectively, in the quarter. The Timberland® brand also continued to show solid growth during the full quarter, with growth in both the direct-to-consumer and wholesale channels and continued expansion in the Earthkeepers® collection across all regions.

Operating income for the coalition rose 29%. Operating margin was 22.3% compared with 23.7% in the 2010 quarter, reflecting a negative impact of 120 basis points from acquisition-related expenses. Third quarter operating income of $321 million included a net benefit from the Timberland acquisition of $22 million, including acquisition-related expenses of $18 million. Excluding Timberland and related acquisition costs, operating income was up 21% and the coalition operating margin was 23.5%.

Jeanswear: Jeanswear revenues rose 8% in the quarter, with increases in both domestic and international revenues. The domestic jeans business continues to perform as anticipated, given the challenges posed by higher product costs and the impact of higher prices on unit volumes. Domestic revenues rose 2% in the quarter, reflecting accelerating growth in the Wrangler® Western specialty business and higher Lee® brand revenues, with mass market revenues declining slightly in the quarter. Domestically, the Wrangler® and Lee® brands continue to gain share within their respective channels, with strong performance from new products. International jeans revenues increased 22% (16% on a constant currency basis), with more than 50% growth in Asia and double-digit gains in Europe, Latin America and Canada.

Reflecting the continued impact of higher product costs, jeanswear operating margin and income both declined in the quarter. Jeanswear operating margin remained strong at 15.1%.

Imagewear: Sustaining the strong growth of the past several quarters, Imagewear grew revenues by 14% in the quarter. Image revenues increased 18%, fueled by continued strength in its Protective Apparel and Industrial uniform businesses. Licensed Sports Group revenues rose 11%, reflecting a pickup in its National Football League (NFL) licensed apparel business and positive response to an expanded women’s NFL apparel offering.

Operating income rose 21% and operating margin reached 14.3% in the quarter, up from 13.5% in last year’s quarter.

Sportswear: Sportswear revenues rose 18% in the third quarter, with double-digit growth in both the Nautica® and Kipling® (U.S.) businesses. Nautica® brand revenues rose 13%, with healthy growth in the men’s wholesale sportswear and direct-to-consumer businesses. Kipling® handbag and accessory revenues in the U.S. grew by 63%, as the brand continued to expand its distribution and extend into new products and styles.

Sportswear achieved a 33% increase in operating income during the quarter, with operating margin expanding to 12.0% from 10.7% in the prior year period.

Contemporary Brands: Contemporary Brands revenues grew 11% in the quarter, with growth across the 7 For All Mankind®, Splendid®, Ella Moss® and John Varvatos® brands. Global revenues of the largest brand, 7 For All Mankind®, rose 8%, with growth both domestically and internationally. New stores, comp store growth and higher e-commerce revenue drove 30%-plus growth in Contemporary Brands’ direct-to-consumer revenues during the quarter.

The profitability of the Contemporary Brands business showed significant improvement in the quarter. Operating income increased 55% while operating margin improved to 6.4% from 4.6%.

Expansion in International Revenues

International revenues increased 44%, with 15 percentage points of the growth attributable to the Timberland acquisition. On a constant currency basis, international revenues grew by 37%. In constant dollars, organic revenue growth in Europe was 20%, while Asia revenues were up 43%. Revenue growth in India continues to be robust, rising 59% during the quarter. The North Face® and Vans® each achieved international growth in excess of 30%.

Growth in Direct-to-Consumer Revenues

Direct-to-consumer revenues grew 21% in the quarter, with six percentage points of the growth attributable to the Timberland acquisition. The direct-to-consumer businesses of The North Face®, Vans®, Nautica®, 7 For All Mankind®, Napapijri® and Kipling® brands each achieved solid revenue gains in the period. The total number of owned stores at the end of the quarter was 1,077, reflecting 32 new store openings in the quarter and 76 year-to-date, and the addition of 247 Timberland stores.

Strong Balance Sheet

VF’s financial position remains strong. Cash and equivalents at the end of the quarter were $337 million compared with $403 million in the 2010 period. The increase in long-term debt reflects the financing of the Timberland acquisition. Short-term borrowings rose in conjunction with the acquisition, as well as to meet working capital needs, with most of these borrowings expected to be repaid by year-end. Inventories excluding Timberland rose 19%, with 9% of the increase due to higher product costs, 1% due to foreign currency translation, and the remaining increase reflecting increased unit volumes to support strong revenue growth expectations for the fourth quarter.

2011 Guidance Increased

“We’re confident that our brands’ momentum will continue through the fourth quarter, and look forward to delivering a year of stellar organic growth to our shareholders, capped by the highly accretive and transformational Timberland acquisition,” Wiseman said. “We will, of course, continue to carefully monitor economic and market conditions globally, and are well-positioned to respond quickly, if conditions change materially, to protect our brands and ensure our business remains strong and healthy.”

Total revenues are now expected to rise 22 to 23% in 2011, due to continued strong organic growth and the Timberland acquisition. Organic revenue growth is anticipated at approximately 13.5% in 2011, above previous guidance for growth of 12 to 13%. The full year revenue contribution from Timberland continues to be about $700 million in 2011.

Reflecting the Timberland acquisition, and the fact that more than half of Timberland’s revenues on an annual basis are from international markets, international revenues are now expected to grow by approximately 40% this year. In 2011, international revenues should account for 34% of total revenues, up from 30% in 2010. Direct-to-consumer revenues are now anticipated to increase by nearly 30%. In 2011 direct-to-consumer should account for 19% of total revenues.

Adjusted earnings are now anticipated to increase to approximately $8.15 per share, up from prior guidance for earnings of approximately $7.50 per share. For the first time, our guidance includes Timberland. The $8.15 per share includes accretion from Timberland of $.55 per share, excluding acquisition-related expenses, (up from $.45 per share accretion indicated at the time of acquisition), as well as an increase of $.10 per share from stronger-than-anticipated organic earnings growth. Acquisition-related expenses are expected to approximate $.25 per share in 2011, up slightly from the $.20 per share indicated at the time of acquisition.)

Adjusted Amounts – Excluding Timberland acquisition–related expenses

The discussions in this release refer to adjusted amounts which exclude transaction and restructuring costs related to the acquisition of Timberland, which approximated $3.5 million and $26.6 million during the second and third quarters of 2011, respectively, and are estimated at $9.3 million for the fourth quarter of 2011, and the estimated tax benefits of these costs. On a per share basis, the acquisition-related expenses were $.02 and $.18 in the second and third quarters of 2011, respectively, and are estimated at $.05 for the fourth quarter of 2011. Please see reconciliations of GAAP to adjusted amounts later in this release.

Timberland Acquisition Accounting

In accounting for the Timberland acquisition, we have recorded provisional amounts for assets and liabilities such as goodwill, intangibles and deferred tax liabilities based on the information we have at this time. Adjustments may be made to the acquired assets and liabilities as new information is obtained about the facts and circumstances that existed at the acquisition date.

Dividend Increased

The Board of Directors declared a quarterly cash dividend of $.72 per share, an increase of 14%. The dividend is payable on December 19, 2011 to shareholders of record as of the close of business on December 9, 2011. This marks the 39th consecutive year of higher dividend payments to shareholders.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer demand for apparel; the level of consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands. The company’s top six brands are The North Face(R), Wrangler(R), Timberland(R), Vans(R), Lee(R) and Nautica(R); other brands include 7 For All Mankind(R), Eagle Creek(R), Eastpak(R), Ella Moss(R), JanSport(R), lucy(R), John Varvatos(R), Kipling(R), Majestic(R), Napapijri(R), Red Kap(R), Reef(R), Riders(R) , Splendid(R) and Smartwool(R).

Webcast Information

VF will hold its third quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-888-312-3047 domestic, or 1-719-457-1506 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through Oct. 31, 2011 and can be accessed by dialing 1-877-870-5176 domestic, and 1-858-384-5517 international. The pass code is 9453191. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended September		Nine Months Ended September

	2011	2010	2011	2010

Net Sales	$2,727,704	$2,213,151	$6,486,046	$5,520,184
Royalty Income	22,367	19,216	62,947	56,166

Total Revenues	2,750,071	2,232,367	6,548,993	5,576,350

Costs and Operating Expenses
Cost of goods sold	1,504,982	1,195,379	3,533,429	2,970,084
Marketing, administrative and general expenses	814,971	682,443	2,122,132	1,858,937
	2,319,953	1,877,822	5,655,561	4,829,021

Operating Income	430,118	354,545	893,432	747,329

Other Income (Expense)
Interest income	1,371	610	3,847	1,600
Interest expense	(20,671)	(20,557)	(52,573)	(61,550)
Miscellaneous, net	(6,473)	599	(11,139)	8,945
	(25,773)	(19,348)	(59,865)	(51,005)

Income Before Income Taxes	404,345	335,197	833,567	696,324

Income Taxes	102,933	91,943	201,168	178,121

Net Income	301,412	243,254	632,399	518,203

Net (Income) Loss Attributable to Noncontrolling
Interests	(712)	(467)	(1,628)	(1,065)

Net Income Attributable to VF Corporation	$300,700	$242,787	$630,771	$517,138

Earnings Per Share Attributable to VF Corporation
Common Stockholders
Basic	$2.74	$2.25	$5.79	$4.74
Diluted	2.69	2.22	5.69	4.68

Weighted Average Shares Outstanding
Basic	109,643	107,881	108,982	109,093
Diluted	111,582	109,190	110,829	110,492

Cash Dividends Per Common Share	$0.63	$0.60	$1.89	$1.80

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2011, December 2010 and September 2010 relate to the fiscal periods ended as of October 1, 2011, January 1, 2011 and October 2, 2010, respectively.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	September	December	September
	2011	2010	2010

ASSETS

Current Assets
Cash and equivalents	$337,391	$792,239	$402,863
Accounts receivable, net	1,547,741	773,083	1,098,858
Inventories	1,777,902	1,070,694	1,211,307
Other current assets	279,358	190,044	171,666
Total current assets	3,942,392	2,826,060	2,884,694

Property, Plant and Equipment, net	704,935	602,908	598,174

Intangible Assets	2,978,238	1,490,925	1,515,261

Goodwill	2,248,125	1,166,638	1,370,262

Other Assets	415,782	371,025	322,725

	$10,289,472	$6,457,556	$6,691,116

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$1,145,845	$36,576	$49,022
Current portion of long-term debt	2,709	2,737	2,751
Accounts payable	666,845	510,998	482,082
Accrued liabilities	849,705	559,164	623,425
Total current liabilities	2,665,104	1,109,475	1,157,280

Long-term Debt	1,832,412	935,882	936,511

Other Liabilities	1,332,057	550,880	659,016

Commitments and Contingencies

Stockholders' Equity
Common Stock	110,081	107,938	108,144
Additional paid-in capital	2,280,544	2,081,367	2,002,160
Accumulated other comprehensive income (loss)	(279,966)	(268,594)	(229,199)
Retained earnings	2,348,152	1,940,508	2,057,965
Total equity attributable to VF Corporation	4,458,811	3,861,219	3,939,070

Noncontrolling interests	1,088	100	(761)

Total stockholders' equity	4,459,899	3,861,319	3,938,309

	$10,289,472	$6,457,556	$6,691,116

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September

	2011	2010

Operating Activities
Net income	$632,399	$518,203
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation	85,398	81,618
Amortization of intangible assets	29,092	29,621
Other amortization	17,554	12,141
Stock-based compensation	54,247	47,591
Pension funding under (over) expense	32,153	39,637
Other, net	(83,439)	54,647
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(573,511)	(332,006)
Inventories	(328,330)	(249,593)
Other current assets	44,109	(6,584)
Accounts payable	(19,681)	110,382
Accrued compensation	1,257	24,675
Accrued income taxes	26,576	(1,890)
Accrued liabilities	39,238	116,654
Other assets and liabilities	14,105	3,528

Cash provided (used) by operating activities	(28,833)	448,624

Investing Activities
Capital expenditures	(98,173)	(73,592)
Business acquisitions, net of cash acquired	(2,207,065)	(38,446)
Trademarks acquired	(56,598)	-
Software purchases	(14,836)	(5,825)
Other, net	(3,280)	(6,842)

Cash used by investing activities	(2,379,952)	(124,705)

Financing Activities
Increase in short-term borrowings	1,127,805	1,794
Payments on long-term debt	(1,932)	(202,384)
Proceeds from long-term debt	898,450	-
Payment of debt issuance costs	(5,969)	-
Purchase of Common Stock	(6,941)	(322,206)
Cash dividends paid	(206,277)	(195,999)
Proceeds from issuance of Common Stock, net	109,671	80,680
Tax benefits of stock option exercises	22,037	3,280
Buyout of noncontrolling interest	(108)	-

Cash provided (used) by financing activities	1,936,736	(634,835)

Effect of Foreign Currency Rate Changes on Cash and Equivalents	17,201	(17,770)

Net Change in Cash and Equivalents	(454,848)	(328,686)

Cash and Equivalents - Beginning of Year	792,239	731,549

Cash and Equivalents - End of Period	$337,391	$402,863

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(In thousands)

	Three Months Ended September		Nine Months Ended September

	2011	2010	2011	2010

Coalition Revenues
Outdoor and Action Sports	$1,436,832	$1,045,111	$2,942,975	$2,308,120
Jeanswear	727,595	671,023	2,020,205	1,849,104
Imagewear	277,564	243,075	768,446	675,598
Sportswear	151,826	129,011	383,992	340,262
Contemporary Brands	126,182	113,303	356,201	323,475
Other	30,072	30,844	77,174	79,791

Total coalition revenues	$2,750,071	$2,232,367	$6,548,993	$5,576,350

Coalition Profit
Outdoor and Action Sports	$320,876	$247,832	$554,253	$456,383
Jeanswear	109,691	118,490	327,182	320,039
Imagewear	39,728	32,719	116,897	81,551
Sportswear	18,294	13,789	37,382	30,697
Contemporary Brands	8,076	5,200	28,449	21,866
Other	7	170	(2,003)	(1,065)

Total coalition profit	496,672	418,200	1,062,160	909,471

Corporate and Other Expenses	(73,027)	(63,056)	(179,867)	(153,197)
Interest, net	(19,300)	(19,947)	(48,726)	(59,950)

Income Before Income Taxes	$404,345	$335,197	$833,567	$696,324

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months	Impact of	Three Months
	Ended	Foreign	Ended
	September 2011	Currency	September 2011
	As Reported	Exchange	Constant Currency

Coalition Revenues
Outdoor and Action Sports	$1,436,832	$40,992	$1,395,840
Jeanswear	727,595	13,281	714,314
Imagewear	277,564	(138)	277,702
Sportswear	151,826	-	151,826
Contemporary Brands	126,182	1,868	124,314
Other	30,072	-	30,072

Total coalition revenues	$2,750,071	$56,003	$2,694,068

Coalition Profit
Outdoor and Action Sports	$320,876	$10,007	$310,869
Jeanswear	109,691	2,150	107,541
Imagewear	39,728	-	39,728
Sportswear	18,294	-	18,294
Contemporary Brands	8,076	90	7,986
Other	7	-	7

Total coalition profit	496,672	12,247	484,425

Corporate and Other Expenses	(73,027)	-	(73,027)
Interest, net	(19,300)	-	(19,300)

Income Before Income Taxes	$404,345	$12,247	$392,098

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Nine Months	Impact of	Nine Months
	Ended	Foreign	Ended
	September 2011	Currency	September 2011
	As Reported	Exchange	Constant Currency

Coalition Revenues
Outdoor and Action Sports	$2,942,975	$70,831	$2,872,144
Jeanswear	2,020,205	29,336	1,990,869
Imagewear	768,446	296	768,150
Sportswear	383,992	-	383,992
Contemporary Brands	356,201	4,867	351,334
Other	77,174		77,174

Total coalition revenues	$6,548,993	$105,330	$6,443,663

Coalition Profit
Outdoor and Action Sports	$554,253	$13,710	$540,543
Jeanswear	327,182	3,945	323,237
Imagewear	116,897	99	116,798
Sportswear	37,382	-	37,382
Contemporary Brands	28,449	100	28,349
Other	(2,003)	-	(2,003)

Total coalition profit	1,062,160	17,854	1,044,306

Corporate and Other Expenses	(179,867)	-	(179,867)
Interest, net	(48,726)	-	(48,726)

Income Before Income Taxes	$833,567	$17,854	$815,713

VF CORPORATION
Supplemental Financial Information
Earnings per Share Reconciliation

	Actual	Actual	Forecast
	Three Months	Nine Months	Year
	Ended	Ended	Ended
	September 2011	September 2011	December 2011

Earnings per share, excluding Timberland	$2.62	$5.64	$7.60

Timberland contribution, excluding acquisition-related expenses	0.25	0.25	0.55

Timberland acquisition-related expenses	(0.18)	(0.20)	(0.25)

Earnings per share, as reported	$2.69	$5.69	$7.90

Add back Timberland acquisition-related expenses	0.18	0.20	0.25

Earnings per share, adjusted	$2.87	$5.89	$8.15

VF CORPORATION
Supplemental Financial Information
Outdoor & Action Sports Coalition
Revenue and Segment Profit Reconciliation
(In thousands)

	Actual	Actual
	Three Months	Nine Months
	Ended	Ended
	September 2011	September 2011

Coalition Revenues, excluding Timberland	$1,273,186	$2,779,329

Timberland Revenues	163,646	163,646

Coalition Revenues, as reported	$1,436,832	$2,942,975

Coalition Profit, excluding Timberland	$299,165	$532,542

Timberland profit, excluding acquisition-related expenses recorded at the coalition level	39,241	39,241

Timberland acquisition-related expenses recorded at the coalition level	(17,530)	(17,530)

Coalition Profit, as reported	$320,876	$554,253

CONTACT:
VF Contact:
Cindy Knoebel, CFA, 212-841-7141 or 336-424-6189
VP, Corporate Relations
VF Services
cindy_knoebel@vfc.com